Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made September 23, 2013 by and between Edgewater Technology, Inc., a Delaware corporation having an address of 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880 and its Subsidiaries now or hereafter listed in Schedule 1 hereto (collectively, the “Borrower”), and RBS Citizens, N.A., a national banking association with an office at 25 Mall Road, Burlington, Massachusetts 01803 (the “Lender”).

RECITALS

Borrower has requested that Lender make available to Borrower a revolving line of credit for Borrower’s general corporate purposes. Lender has agreed to make a revolving line of credit available to Borrower in an amount equal to the lesser of the Revolving Loan Commitment or the Borrowing Base.

Upon the terms and conditions set forth herein, the Borrower and the Lender hereby desire to enter into this Agreement to establish and govern a revolving line of credit facility by the Lender in favor of the Borrower.

AGREEMENTS

The Borrower and the Lender hereby respectively act and agree as follows:

1. Definitions.

(a) Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings there indicated:

“Accounts Receivable” means all of the Borrower’s accounts, accounts receivable, rental and lease payments receivable, contract rights, notes, bills, drafts, acceptances, instruments, documents, chattel paper and all other debts, obligations and liabilities in whatever form owing to the Borrower from any Person for goods sold by the Borrower or for services rendered by the Borrower, or however otherwise established or created, all guaranties and security therefor, all right, title and interest of the Borrower in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of an unpaid seller of goods or services, whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to the Borrower.

“Aggregate Revolving Advances” means, at any time, the aggregate outstanding principal amount of all Revolving Advances from the Lender to the Borrower.

“Bank Product Obligations” means each obligation and liability of the Borrower, absolute or contingent, due or to become due, now existing or hereafter arising or contracted, under each agreement to which the Borrower and Lender and/or any Affiliate of Lender are parties, relating

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to any of the following products, services or facilities extended by Lender or any Lender Affiliate to Borrower: (i) cash management services; (ii) commercial credit card and merchant card services; and (iii) other banking products and services as may be requested by the Borrower from time to time from the Lender or any Affiliate of Lender.

“Borrower” means Edgewater Technology, Inc., a Delaware corporation and its Subsidiaries listed in Schedule 1 hereto, together with any direct or indirect, wholly-owned domestic Subsidiary of Edgewater Technology, Inc. which, with the consent of Lender, joins this Agreement as a Borrower after the date hereof by executing a joinder agreement in such form as is reasonably acceptable to Lender.

“Borrowing Base” means eighty percent (80.0%) of the aggregate unpaid face amount of the Borrower’s Eligible Receivables from time to time. If the Lender determines in its reasonable discretion that a change of circumstances has occurred with respect to any Eligible Receivables from those circumstances in existence on or prior to the date hereof, the Lender may adjust the percentage set forth above upon written notice to the Borrower in accordance with the Lender’s then applicable lending policies. Also, the Borrowing Base formula set forth above is intended solely for monitoring purposes. The making of Revolving Advances by the Lender to the Borrower in excess of the above described Borrowing Base formula is for the benefit of the Borrower and does not affect the Obligations of the Borrower hereunder; and all such Revolving Advances constitute Obligations of the Borrower which must be repaid by the Borrower in accordance with the terms of this Agreement and the Note.

“Borrowing Base Certificate” means the certificate in the form of Exhibit A attached hereto.

“Business Day” means any day which is not a Saturday, a Sunday, or a public holiday under the laws of the United States of America or the Commonwealth of Massachusetts applicable to a banking association.

“Collateral” means any collateral pledged by the Borrower to the Lender as security for the Borrower’s Obligations under this Agreement and the Note, including any collateral pledged pursuant to the Security Agreements and IP Security Agreements.

“Commitment Fee” means a fee due on the first day of each quarter in the amount equal to (i) 0.15% or 15 basis points per annum, times (ii) Borrower’s average unused Revolving Loan Commitment for the immediately preceding quarter.

“Continuing Event of Default” means the occurrence of an Event of Default which has not been waived in writing by the Lender.

“Default” means any event which, with the giving of notice or the lapse of time or both, would become an Event of Default.

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“Distributions” means amounts paid or payable (without duplication) as dividends, distributions, or owner withdrawals, and includes any purchase, redemption or other retirement of any ownership interest directly or indirectly through a Subsidiary or otherwise and includes return of capital to shareholders, partners, or members.

“EBIT” means, for any period, the Borrower’s Net Income (as defined by GAAP) plus: (i) interest, taxes and non-cash expenses (as approved by Lender), minus (ii) non-cash gains (as approved by Lender).

“Eligible Receivables” means Accounts Receivable owing to the Borrower which initially and at all times until collected in full:

(a) are less than ninety (90) days from the date of invoice;

(b) arose in the ordinary course of business from the domestic performance of services or the outright sale, lease, or rental of goods (excluding conditional sale and sale or return); such services have been performed or such goods have been shipped to or otherwise delivered for the use of the account debtor; and in the case of goods, the Borrower has possession of or has delivered to the Lender shipping and delivery receipts (or copies thereof) evidencing shipment;

(c) are not owed by an account debtor who is an employee, parent, Subsidiary, or other affiliate of the Borrower, unless the Lender has approved such account debtor in writing, which approval shall not unreasonably be withheld in the event that all transactions with such account debtor are on arm’s length market terms;

(d) are not evidenced by a promissory note or other instrument;

(e) are subject to a perfected first priority security interest in favor of the Lender and are not subject to any other Lien (unless such other Lien has been subordinated to the Lender’s Lien pursuant to a written subordination agreement in form and substance satisfactory to the Lender);

(f) are a non-contingent obligation that are not subject to a claim or threatened claim of set-off, credit, defense, warranty claim, allowance or adjustment by the account debtor, except normal discount allowed in the ordinary course for prompt payment and for amounts payable by the Borrower to an account debtor which are netted against Eligible Receivables as set forth below, and such account debtor has not complained as to its liability thereon and has not returned any of the subject goods;

(g) did not arise out of any sale or performance of services made on an advanced billing, bill and hold, dating or delayed shipment basis, and are not billings for customer deposits;

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(h) are owed by an account debtor as to which the Borrower has received no notice and has no knowledge of any existing bankruptcy, insolvency, or other facts which make collection doubtful, and have not been turned over to a collection agency or attorney;

(i) are owed by an account debtor which is not located in any state denying creditors access to its courts in the absence of such creditor’s qualification to conduct business as a foreign corporation in such state or complying with other filing or reporting requirements, unless the Borrower has filed all legally required filings and reports, obtained any necessary authorities or certificates to do business, and paid any applicable taxes and/or fees to the applicable state agency in such state, or is not required to do so;

(j) if owed by the United States of America, have been properly assigned to the Lender pursuant to the Federal Assignment of Claims Act (including acknowledgment by the applicable agency of the United States of America of receipt of notice of such assignment), and are not subject to any right of offset or other claims;

(k) have not been designated by the Lender in its sole discretion, based upon the Lender’s customary and reasonable credit practices, as unacceptable for any reason upon five (5) days’ notice to the Borrower;

(l) are not owed by an account debtor whose principal place of business is located outside of the United States of America, Canada or Puerto Rico unless such Accounts Receivable are fully supported by a letter of credit or credit insurance acceptable to the Lender; and

(m) are not due from an account debtor for which more than forty percent (40.0%) of the Accounts Receivable due from such account debtor are more than ninety (90) days from invoice date, until such time as less than forty percent (40.0%) of the Accounts Receivable due from such account debtor are, as a result of payments made to the Borrower thereon, more than ninety (90) days from invoice date.

Also, in determining Eligible Receivables, accounts payable by the Borrower to an account debtor shall be netted against Eligible Receivables due from such account debtor and the difference (if positive) shall constitute Eligible Receivables from such account debtor for purposes of determining the Borrowing Base. Further, characterization of any Account Receivable due from an account debtor as an Eligible Receivable shall not be deemed a determination by the Lender as to its actual value and shall not in any way obligate the Lender to accept any Account Receivable subsequently arising from such account debtor to be, or to continue to deem such Account Receivable to be, an Eligible Receivable. The Borrower acknowledges that it is the Borrower’s responsibility to determine the creditworthiness of account debtors and all risks concerning the same and that collection of Accounts Receivable are with the Borrower. Notwithstanding the foregoing, all Accounts Receivable which are not Eligible Receivable shall nevertheless constitute Collateral.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall be as defined in Section 7(a) below.

“Existing Indebtedness” shall be as defined in Section 6(d) below.

“Expiration Date” means September 23, 2016.

“Financial Information” shall be as defined in Section 5(i) below.

“GAAP” means generally accepted accounting principles consistently applied.

“Hedging Contracts” means any and all rate swap transactions, foreign exchange transactions, credit derivative transactions and commodity transactions, including, but not limited to, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Hedging Obligations” means, with respect to the Borrower, all obligations and liabilities of the Borrower to the Lender or an Affiliate of Lender under Hedging Contracts.

“Indebtedness” means any obligations of a Person, whether current or long-term, which in accordance with GAAP would be included as liabilities upon such Person’s balance sheet on the date on which such Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business), or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

“Insolvent” or “Insolvency” means that there shall have occurred one or more of the following events with respect to a Person: dissolution; termination of existence; insolvency within the meaning of the United States Bankruptcy Code or any other Federal or state bankruptcy or insolvency statute; such Person’s inability to pay its debts as they come due; the appointment of a receiver of any part of the property of, execution of a trust mortgage or any assignment for the benefit of credits; the offering of a plan to creditors for reorganization,

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restructuring, composition or extension; the filing of a petition in bankruptcy by such Person, or the commencement by such Person of any proceedings under any Federal or state bankruptcy or insolvency laws, or any laws relating to the relief of debtors, the readjustment of indebtedness or the reorganization of debtors; or the filing of an involuntary petition in bankruptcy against such Person or the commencement of any proceedings with respect to such Person under any Federal or state bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors.

“Intangible Assets” means those assets that, in accordance with GAAP, would be classified as an intangible asset, including, without limitation, a Person’s accounts receivable due from such Person’s officers, shareholders, or other affiliated Persons, goodwill, write-up in book value of assets, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights, and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense and packaging and product development and design expense).

“Interest Coverage” means, for any trailing twelve month period, the ratio of (i) Borrower’s EBIT to (ii) Borrower’s interest expense for such period.

“IP Security Agreements” means any of those Intellectual Property Security Agreements made by a Borrower in favor of Lender of even date herewith as the same may be supplemented or amended.

“Letter of Credit” means a standby or trade letter of credit issued by Lender for the account of Borrower.

“Leverage Ratio” means, at any time, the ratio of Borrower’s Total Liabilities to its Tangible Net Worth at such time.

“Lien” means any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind whatsoever, or the interest of a vendor or lessor under a conditional sale, title retention, or capital lease.

“Loan” means, collectively, the revolving line of credit facility established and governed by this Agreement and the Obligations of the Borrower to the Lender under the Loan Documents.

“Loan Account” shall be as defined in Section 2(g) below.

“Loan Documents” means, collectively, the Note, this Agreement, the Security Agreements, the IP Security Agreements and all other documents and instruments executed by the Borrower in connection with this Agreement and the credit facility established hereby.

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“Massachusetts Secretary” means the Secretary of the Commonwealth of Massachusetts.

“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Borrower; (b) a material impairment of the rights and remedies of the Lender, or of the ability of the Borrower to perform its Obligations under any of the Loan Documents; (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against the Borrower of any of the Loan Documents; or (d) a material adverse effect upon the Collateral.

“Maximum Revolving Credit” means the lesser of (a) the Revolving Loan Commitment or (b) the Borrowing Base then in effect on any Business Day (as reflected in the Borrowing Base Certificate most recently provided to the Lender or any information determined by the Lender in the interim).

“Net Income” means, for any period, the net after tax income (loss) of the Borrower for such period determined on an accrual and combined basis in accordance with GAAP.

“Note” means a certain Revolving Demand Line of Credit Note of even date herewith by the Borrower payable to the order of the Lender in the principal amount of the Revolving Loan Commitment, as may be amended, modified, or extended from time to time.

“Obligations” means all loans, advances, debts, liabilities, obligations, agreements, undertakings, covenants and duties owing or to be performed or observed by the Borrower to or in favor of Lender, of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising (whether or not evidenced by any Notes or other instrument; for the payment of money; arising out of this Agreement or any other instrument of the Borrower in favor of Lender in connection with this Agreement; or arising out of or relating to transactions described herein), including without limitation all costs and expenses as set forth below and all other interest, fees, charges, and amounts chargeable to the Borrower under this Agreement or otherwise; for the avoidance of doubt, “Obligations” includes (i) all Hedging Obligations, (ii) any other swap transaction or other interest rate protection transaction, involving the Borrower and Lender or an Affiliate of Lender, (iii) all obligations under any treasury management agreement between the Borrower and Lender or an Affiliate of Lender, and (iv) all Bank Product Obligations.

“Operating Account” means an account to be established and maintained by the Borrower with the Lender and to be used by the Borrower as the primary depository account in the operation of the Borrower’s business.

“Payment Date” means with respect to Prime Rate Loans, the first (1st) day of each calendar month, commencing with October 1, 2013 and with respect to LIBOR Rate Loans means the Interest Payment Date.

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“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisitions” means an Acquisition where (i) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as Borrower, (ii) in the case of an Acquisition of the voting interests of another Person, the board of directors (or other comparable governing body) and the shareholders (if required by applicable law) of such other Person shall have duly approved such Acquisition; (iii) at least fifteen (15) days prior to the consummation of any such Acquisition, Borrower shall have delivered to the Lender a pro forma Covenant Compliance Certificate demonstrating that, upon giving effect to such Acquisition, the Loan Parties would be in compliance with the financial covenants set forth herein on a pro forma basis; (iv) the representations and warranties made by the Borrower in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) and no continuing Event of Default exists, or would occur after giving effect thereto, and (v) the purchase price paid by for any such Acquisition shall not exceed $15,000,000.00 in any one instance (including any assumption of Indebtedness by the Borrower) or exceed $30,000,000.00 in the aggregate for all such Acquisitions occurring during the term of this Agreement. In the case of any Acquisition of the equity interests in a Person, such that such Person becomes a Subsidiary of any Borrower, Lender may in its sole discretion require that such Person shall become a Borrower under this Agreement and that such Person shall grant to Lender a first priority perfected security interest in all of such Person’s assets.

“Permitted Indebtedness” means (a) Indebtedness to the Lender, (b) the existing Indebtedness set forth on Schedule 6(d) attached hereto (the “Existing Indebtedness”) and extensions, renewals and replacements of such Indebtedness which do not increase the aggregate outstanding principal amount thereof, (c) Indebtedness to Affiliates and Subsidiaries not parties to this Agreement in an aggregate amount not in excess of $750,000.00, provided that such Indebtedness is subordinated to the Obligations on terms acceptable to the Lender; (d) Indebtedness consented to in writing by the Lender in advance of the incurrence of such Indebtedness, (e) trade Indebtedness incurred in the normal course of business and consistent with past practices of the Borrower, (f) Indebtedness secured by Permitted Liens, and (g) the Indebtedness which is subject to the terms and conditions of a written subordination agreement acceptable to Lender in its sole discretion.

“Permitted Investments” means: (i) deposits maintained with Lender, (ii) United States Treasury securities (iii) monies on deposit or under investment with Capital Advisors in an aggregate amount of not more than $8,000,000.00, and (iv) investments in Subsidiaries, provided that the aggregate investment by Borrower in Subsidiaries which are not parties to this Agreement shall not exceed $1,000,000.00.

“Permitted Liens” means (a) warehousemen’s, mechanics’, carriers’ and other similar Liens arising by operation of law in the ordinary course of the Borrower’s business, (b) Liens in

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favor of the Lender, (c) purchase money security interests in tangible personal property purchased or leased by the Borrower where the security interest or the lessor’s interest therein, as applicable, covers only such property and secures only the cost thereof and which do not exceed $250,000.00 in the aggregate at any time, (d) Liens for taxes (other than federal tax liens), assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or if commenced not stayed, bonded or discharged within thirty (30) days after commencement) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with and to the extent required by GAAP, (e) Liens arising in the ordinary course of business out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, (f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (g) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and (i) Liens securing judgments for the payment of money not constituting an Event of Default hereunder.

“Person” means an individual, entity, corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Prime Rate” means the variable per annum rate of interest so designated from time to time by the Lender as its base lending rate or its “Prime Rate.” The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer of the Lender.

“Revolving Advance(s)” shall mean Loans and Letters of Credit made to or for the account of Borrower under the Revolving Loan.

“Revolving Loan Commitment” means Ten Million U.S. Dollars ($10,000,000.00), which is subject to increase on the terms and subject to the conditions set forth in Section 2(h) hereof.

“Security Agreements” means any of those Security Agreements of even date herewith or executed hereafter by and between the Borrower and the Lender pursuant to which the Borrower has granted to the Lender a first priority security interest in and lien on all assets of the Borrower to secure the Borrower’s Obligations to Lender under the Loan Documents, as may be amended, modified, or extended from time to time.

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“Solvent” means, as to any Person, that such Person (a) owns property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness, (b) is able to pay all of its Indebtedness as such Indebtedness matures, (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, and (d) is solvent on a balance sheet basis.

“Subsidiary” means, with respect to any Person: (a) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (b) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (c) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (d) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Tangible Net Worth” means the amount by which: (i) Total Assets minus Intangible Assets exceed (ii) Total Liabilities, all as determined on the basis of the Financial Information.

“Total Assets” means all assets of a Person which would, in accordance with GAAP, be classified as assets of a Person conducting a business the same as or similar to that of such Person all as determined on the basis of the Financial Information.

“Total Liabilities” means all items of Indebtedness, obligation or liability of a Person which would, in accordance with GAAP, be classified as liabilities of a Person conducting a business the same as or similar to such Person.

(b) Rules of Construction. Unless the context otherwise clearly requires, the following rules of construction shall apply to each of the Loan Documents:

(i) References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

(ii) The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in any Loan Document refer to such Loan Document as a whole and not to any particular provision of such Loan Document;

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(iii) Section and other headings contained in any Loan Document are for reference purposes only and shall not control or affect the construction of any Loan Document or the interpretation in any respect;

(iv) Article, section, subsection, clause, schedule and exhibit references in any Loan Document, are to that Loan Document, unless otherwise specified;

(v) Reference to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors and assigns are permitted by such Loan Document, and reference to a Person in a particular capacity excludes such Person in any other capacity; and

(vi) Reference to any agreement (including any Loan Document together with the schedules and exhibits thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted, superseded or restated; reference to any notes (including the Note) means such notes together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part; and reference to any law or regulation means such law or regulation as the same has been, or shall hereafter be, amended, renewed, extended or replaced.

2. General Terms for Credit Facility.

(a) Revolving Line of Credit. Subject to the terms and conditions of this Agreement (including any conditions precedent set forth herein) and prior to the Expiration Date, the Lender agrees to make Loans and issue Letters of Credit to or for the account of the Borrower in such amounts as requested by the Borrower (each, a “Revolving Advance”), provided that no Revolving Advance shall be made if such Revolving Advance, together with the Aggregate Revolving Advances, would exceed the Maximum Revolving Credit. The credit facility established under and governed by this Section 2 is a revolving line of credit such that, subject to the limitations of this Section 2 and the Borrower’s compliance with the terms and conditions of this Agreement and prior to the Expiration Date, the Borrower may borrow, re-pay, and re-borrow Revolving Advances. Notwithstanding the definition of “Revolving Loan Commitment” in Section 1(a), nothing contained in this Agreement shall be construed to obligate the Lender to make any Revolving Advance after the Expiration Date or the earlier termination of this Agreement under Section 7(b) below, but the Lender may choose to do so in its sole discretion.

(b) Evidence of Indebtedness under and Security for Loan. The Borrower’s promise and obligation to repay each Revolving Advance shall be evidenced by this Agreement and the Note, and the principal amount of each Revolving Advance shall be added to the principal balance due under the Note. All Obligations of the Borrower under this Agreement and the Note shall be secured by the Security Agreements and the IP Security Agreements. In connection with each request by Borrower for issuance of a Letter of Credit, Borrower shall execute and deliver to Lender an Application and Agreement for Letter of Credit in form acceptable to Lender.

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(c) Use of Revolving Advances. The Borrower shall use the proceeds of each Revolving Advance for its general corporate purposes, including issuance of trade and standby Letters of Credit for Borrower’s account, stock repurchases, payment of dividends and Permitted Acquisitions.

(d) Requests for Revolving Advances. The Borrower shall give to the Lender telephonic or written notice by no later than 2:00 p.m. on any Business Day on which it requests a Revolving Advance, specifying the amount and date of funding of each Revolving Advance requested. Provided that the Borrower has satisfied any conditions precedent for such Revolving Advance set forth in Section 4(b) of this Agreement, the Lender agrees to make the Revolving Advance to the Borrower within one Business Day of such request by crediting the Operating Account or as otherwise directed in writing by the Borrower or to issue the Letter of Credit within one Business Day of Borrower’s satisfaction of any conditions precedent to such issuance.

(e) Interest Rate. The Aggregate Revolving Advances shall accrue interest at a variable per annum rate of interest equal to, as elected by Borrower (i) the Prime Rate, or (ii) the LIBOR Rate plus the LIBOR Rate Margin. Borrowing requirements for LIBOR Rate Loans are as set forth in the LIBOR Rider to the Note. Changes in the rate of interest applicable to the Aggregate Revolving Advances occurring as a result of changes in the Prime Rate shall take place immediately without notice to the Borrower or demand of any kind. During a continuing Event of Default, at the Lender’s option, the outstanding principal balance of the Aggregate Revolving Advances shall accrue interest at the default rate of interest set forth in Section 5 of the Note, as more particularly provided therein. Interest on the Aggregate Revolving Advances shall at all times be calculated on a 360-day year of twelve 30-day months, but shall accrue and be payable on the actual number of days elapsed.

(f) Payments.

(i) Monthly Interest. The Borrower shall make, on each Payment Date, monthly payments of accrued interest in arrears on the outstanding principal balance of the Aggregate Revolving Advances.

(ii) Compliance with Maximum Revolving Credit. On request by the Lender, the Borrower shall immediately repay the Aggregate Revolving Advances in part from time to time in such principal amounts as may be necessary to ensure that the amount of the Aggregate Revolving Advances at no time exceeds the Maximum Revolving Credit.

(iii) Expiration Date; Event of Default. On the Expiration Date or upon such earlier date as may be required by the Lender during a continuing Event of Default, the Borrower shall pay to the Lender the entire then unpaid balance of principal, interest, and other charges due under the Note, this Agreement, and the other Loan Documents.

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(iv) Commitment Fee. On the first day of each fiscal quarter commencing January 1, 2014 and for each quarter thereafter, Borrower shall pay to Lender the Commitment Fee calculated as provided herein.

(v) Letter of Credit Fees and Charges. Borrower shall pay to Lender the issuance fee in connection with each standby or trade Letter of Credit at the time of issuance of such Letter of Credit or as otherwise agreed in the Application and Agreement for Letter of Credit or any other reimbursement agreement between Borrower and Lender with respect thereto. Borrower shall also pay to Lender as and when due any other customary fees and administrative charges required by Lender with respect to Letter of Credit transactions.

(g) Loan Account. The Lender shall establish a loan account with respect to the Loan (the “Loan Account”), shall enter as debits to the Loan Account all Revolving Advances made, accrued interest, charges, fees, expenses and other items chargeable to the Borrower under the Loan Documents in connection with the Loan, shall enter as credits to the Loan Account all payments made by the Borrower in cash or solvent credits on account of the Revolving Advances, and shall enter other appropriate debits and credits. Once each month, the Lender shall render to the Borrower a written statement of the indebtedness evidenced by the Loan Account, which statement shall, absent manifest error, be deemed to be correct and conclusively binding upon the Borrower unless the Borrower provides to the Lender written notice to the contrary within thirty (30) days after the Borrower’s receipt of such statement.

(h) Increase in Revolving Loan Commitment. Prior to the Expiration Date, and provided there is no Default or Event of Default at the time of such request, Borrower may make a written request to Lender for an increase in the Revolving Loan Commitment up to a maximum amount of $15,000,000. Lender may permit such increase in its sole discretion subject to such additional terms and conditions as Lender may require in connection with such increase.

(i) Agent Borrower. The Borrower hereby appoints Edgewater Technology, Inc. as agent Borrower to act on behalf of all of the Borrowers with respect to requests for Loans and Advances under this Agreement. The authority of the agent Borrower to so request loans on behalf of, and to bind all Borrowers shall continue unless and until Lender’s actual receipt of written notice of the termination of such authority as to any one or more of the Borrowers, which notice is signed by the respective President or Treasurer of such Borrower(s) and which notice shall be effective only as to loans made more than sixty (60) days following the Lender’s receipt of such notice. Any advances which may be made by the Lender under this Agreement which are directed to the agent Borrower shall be received by the agent Borrower subject to the terms of this Agreement. The agent Borrower shall use the proceeds in connection with its own operations or may distribute the proceeds of any such advances solely to one or more of the other Borrowers. The agent Borrower may make advances of credit to the other Borrowers in the form of direct loans to such Borrowers or by extending credit terms to such Borrowers on goods sold by the agent Borrower to the other Borrowers or in any other manner agreed between the agent Borrower and the other Borrowers which is permitted under this Agreement. Each Borrower

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shall be directly indebted to the Lender for each advance distributed to it by the agent Borrower as if that amount had been advanced directly by the Lender to the Borrower which received such proceeds (whether or not the subject advance was based upon the collateral of the Borrower which actually received such distribution), in addition to which the other Borrowers shall be jointly and severally obligated to the Lender in such amount as co-obligors. If any one or more of the Borrowers is determined by any court or other panel of competent jurisdiction not to be liable for the total amount of the Obligations because such Borrower did not receive sufficient corporate benefit or equivalent value for its or their undertaking joint and several liability for the Obligations, such Borrower is and shall be jointly and severally liable for the Obligations to the extent that it did receive sufficient corporate benefit or equivalent value, and in any event up to the sum of outstanding direct loans, trade payables and any other direct or indirect extensions of credit to such Borrower from any other Borrower. The Lender shall have no responsibility to inquire as to the distribution of loans and other advances of credit or made by the Lender through the agent Borrower as described herein. The agent Borrower and each of the Borrowers agree to indemnify, defend, and to hold the Lender and its respective officers, directors, employees and agents harmless of, to, and from any liability, claim, demand, expense, or loss made against the Lender on account of, or arising out of: (i) this Agreement, (ii) the Lender’s reliance upon loan requests made by the agent Borrower, and (iii) any other actions taken by the Lender hereunder or under its various agreements with any of the Borrowers or any other Person in connection with this Agreement.

3. Representations and Warranties.

Each Borrower represents and warrants to the Lender that:

(a) Principal Place of Business. The Borrower’s principal executive office and the location of its records concerning accounts, contract rights, and other property is that address set forth in the preamble to this Agreement or in Schedule 1 hereto as such Schedule 1 may be modified or amended hereafter.

(b) Organization. The Borrower’s exact legal name is as set forth in the preamble to this Agreement, and its federal employer identification number is as set forth in Schedule 1 hereto. The Borrower is a duly organized, validly existing corporation in good standing under the laws of its jurisdiction of formation and is duly qualified to do business and is in good standing as a foreign corporation under the laws of each other jurisdiction in which its business conducted or properties owned requires such qualification, unless the failure to so qualify would not result in a Material Adverse Change. All of the Borrower’s charter documents have been duly filed, to the extent that filing is required. All capital stock issued by the Borrower and outstanding has been duly authorized and validly issued in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 1 hereto, as of the date hereof, the Borrower does not directly or indirectly have or own any Subsidiaries.

(c) Authority. The Borrower has full power to enter into and perform its Obligations under the Loan Documents and has taken all necessary corporate action to authorize the execution, delivery, and performance of the Loan Documents.

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(d) Enforceability. The Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms.

(e) No Violation. The execution, delivery and performance of the Loan Documents by the Borrower will not violate any provision of or cause the Borrower to be in default under (i) any existing law or regulation applicable to the Borrower, (ii) the Borrower’s organizational and governing documents, including any articles of organization or bylaws, (iii) any order or decree of any court, arbitrator or governmental authority applicable to the Borrower, or (iv) any contractual undertaking to which the Borrower is a party or by which it may be bound, except to the extent where such default under clause (iv) could not reasonably be expected to result in a Material Adverse Change. The Borrower is subject to no charter, corporate, company, trust, or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation, or contractual restriction which could result in a Material Adverse Change, and the Borrower is in compliance with its charter documents, all contractual requirements by which it or its property may be bound, and all applicable laws, rules and regulations.

(f) Consents. No consents, licenses, approvals or authorizations of, exemptions by, or registrations or declarations with, any governmental authority are required with respect to the Borrower’s execution, delivery, and performance of the Loan Documents.

(g) Taxes. The Borrower has filed all federal and state income and other material tax returns required to be filed by it and has paid all taxes due under any assessment received by them, other than those being contested in good faith by appropriate proceedings where appropriate reserves have been established and the Borrower has notified the Lender in writing of such contest.

(h) Litigation. There is no action, suit, or proceeding pending against, or to the Borrower’s knowledge, threatened against or affecting the Borrower or the Collateral before any court, arbitrator, or governmental authority which could reasonably be expected to result in a Material Adverse Change. The Borrower is not in default with respect to any judgment, decision, order, writ, injunction, decree, or demand of any court or any federal, state or municipal authoritative body, except where such default does not cause an Event of Default or could not reasonably be expected to result in a Material Adverse Change.

(i) Books and Records. All books and records of the Borrower, including, but not limited to, minute books, by-laws, and books of account, fairly reflect all matters and transactions which should currently be reflected therein, all in accordance with GAAP.

(j) Financial Statements and Condition. Any financial statements previously delivered to the Lender by the Borrower in connection with the loan transaction contemplated

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hereby (including financial statements and information delivered by or on behalf of the Borrower) are true and correct in all material respects, have been prepared in accordance with GAAP, and fairly present the respective financial conditions, market values, and cash flows of the subject thereof as of the respective dates thereof. As of the date hereof, no Material Adverse Change has occurred since the respective dates of such financial statements, and no additional borrowings have been made by the Borrower since the date thereof which have not been fully repaid (or will be fully repaid with the proceeds of the initial Loan hereunder) or which would materially affect the Borrower’s abilities to perform its Obligations under the Loan Documents, other than the borrowing contemplated hereby or borrowings approved in writing by the Lender. The Borrower has no liabilities, contingent or otherwise, involving materials amounts which are not disclosed on such financial statements. The Borrower owns all of the assets reflected in the financial statements provided to the Lender, and such assets, together with any assets acquired since such date, including, without limitation, the Collateral, are subject to no Liens, except the Permitted Liens.

(k) Intellectual Property. The Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower, without known, possible, alleged or actual conflict with the rights of others.

(l) ERISA. If applicable, the Borrower is in compliance with ERISA in all material respects; no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan (as defined in ERISA); and the Borrower maintains no defined benefit plans which would give rise to any unfunded vested liability.

(m) Solvent Financial Condition. The Borrower is now and, after giving effect to the Loan and the transactions contemplated by the Loan Documents at all times will be Solvent. The Borrower (i) is not delinquent or claimed to be delinquent under any Indebtedness, (ii) has never filed or had filed against it a petition for relief under any Federal or state bankruptcy or Insolvency laws, or (iii) has not been the subject of any reorganization, Insolvency, liquidation, dissolution, or similar proceedings.

(n) Credit Policies. The Borrower has disclosed to the Lender its current credit policies, and it does now, and will continue to, apply such policies consistently in the conduct of its business and agrees that it shall provide the Lender with prior written notice of any material change in such policies or their implementation.

(o) No Default. There is no Event of Default or Default on the part of the Borrower under the Loan Documents. There is also no default or event of default on the part of the Borrower under any Indebtedness permitted by Section 6(d) below, under any Permitted Indebtedness, or under any other material agreement or instrument to which the Borrower is a party or by which the Borrower is bound, and no event has occurred and is continuing which, with notice or the passage of time or both, would constitute a default or event of default under any of such instruments.

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The Borrower acknowledges that the Lender has entered into this Agreement in reliance upon the foregoing representations and warranties of the Borrower and that such representations and warranties are hereby deemed to be material. Each such representation and warranty shall be deemed to have been newly made on each day that the Borrower requests a Revolving Advance and on each day that the Lender funds a Revolving Advance.

4. Conditions Precedent.

(a) Conditions Precedent to Establishing Loan. The Lender shall not be obligated to establish the Loan in favor of the Borrower until the Lender shall have received, reviewed, and approved:

(i) Organizational Documents. (A) A true and correct copy of the Borrower’s certificate of formation, certified by the Secretary of State of its jurisdiction of formation and a true and correct copy of the Borrower’s by-laws and (B) such information regarding the Borrower and any signatory executing Loan Documents on behalf of the Borrower as may be necessary for the Lender to comply with applicable federal laws and regulations, including the so-called Patriot Act.

(ii) Corporate Good Standing. Certificates from the Secretary of State of its jurisdiction of formation and the Massachusetts Secretary dated not more than thirty (30) days from the date hereof certifying as to the Borrower’s legal existence and corporate good standing in Delaware and in the Commonwealth of Massachusetts;

(iii) Tax Good Standing. Certificate from the Massachusetts Department of Revenue as to the Borrower’s tax good standing or, alternatively, a certificate from the Borrower’s corporate treasurer in form and substance satisfactory to the Lender certifying that the Borrower has timely filed all tax returns and has paid all federal and state taxes assessed against it;

(iv) Financial Information. Such financial information regarding the Borrower and the Collateral as may be reasonably requested by the Lender, including, without limitation, financial statements, federal income tax returns, and accounts receivable and accounts payable aging reports;

(v) Evidence of Authority. Certificate of authority from the Borrower’s corporate secretary, along with a vote from the Borrower’s board of directors, authorizing and approving the execution, delivery, and performance of the Loan Documents and the transactions contemplated hereunder and certifying as to the identity of incumbent officers and as to the validity of its organizational documents (as attached to such certificate);

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(vi) Loan Documents. The duly executed Loan Documents in form and substance satisfactory to the Lender;

(vii) Legal Opinion. An opinion from Borrower’s counsel as to the due formation, legal existence and good standing of the Borrower, of the due authorization of the Loan Documents and of the signatory for the Borrower thereto, as to the enforceability of the Loan Documents and as to any material litigation of which such counsel is aware affecting the Borrower or the Collateral;

(viii) Searches. Searches of the appropriate Uniform Commercial Code filing office showing no Lien affecting the Collateral, other than those Liens in favor of the Lender and the Permitted Liens; and searches evidencing that the Borrower is not involved in any pending litigation, the subject of any outstanding judgment or order, the subject of any voluntary or involuntary petition in bankruptcy, or is affected by any state or federal tax lien;

(ix) Insurance. Evidence of the insurance coverage required by Section 5(f) of this Agreement and by the Security Agreements;

(x) Operating Accounts. Evidence that the Borrower has established with the Lender the Operating Account and any other depository accounts necessary for the Borrower’s business (collectively, the “Accounts”) and that Borrower has established a cash management relationship with Lender on customary terms and conditions. All funds in the Accounts shall be considered additional security for the performance of Obligations owed under the Loan Documents, and the Borrower hereby pledges and grants to Lender a continuing security interest in the Accounts and the funds maintained therein for such purpose. Also, the Borrower recognizes and agrees that (i) possession of the funds in the Accounts by the Lender constitutes a bona fide pledge of such funds to the Lender for security purposes; (ii) to the extent required by applicable law, this Agreement constitutes a valid and binding security agreement with respect to the Accounts; and (iii) the validity and effectiveness of said pledge will not be compromised if said funds are held by a bank or trust company;

(xi) Leases; Landlord Waivers. (A) A copy of any lease agreement entered into by the Borrower for any real property where the Borrower maintains its principal place of business or keeps or stores any Collateral, and (B) with respect to each such lease agreement for locations where the Borrower holds more than $100,000.00 in tangible property, an executed landlord’s agreement and waiver of lien pursuant to which, among other agreements, each landlord thereunder waives any statutory, common law, or contractual security interest in the Borrower’s assets;

(xii) Payoff Statement. A current payoff statement issued by the Lender with respect to any existing Indebtedness of Borrower in connection with borrowed money;

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(xiii) Subordinated Indebtedness. (A) A copy of any documents and instruments evidencing, securing, and/or guarantying any Permitted Indebtedness and (B) the fully executed Subordination Agreement in form and substance satisfactory to the Lender with respect to such Indebtedness;

(xiv) Field Examination. If required by the Lender, the results of a field examination and audit of the Borrower’s business and the Collateral satisfactory to the Lender in its sole discretion;

(xv) Lender’s Fees and Expenses. Payment by the Borrower to the Lender of any fees and expenses incurred by the Lender in connection with the closing of the Loan, including, but not limited to, the reasonable fees and expenses of the Lender’s legal counsel; and

(xvi) Additional Documents & Information. Such additional documents and information related to the transactions and the Persons contemplated hereby as the Lender may reasonably request.

(b) Conditions Precedent to Revolving Advances. Upon the Lender’s establishment of the Loan, the Lender’s obligation to make any Revolving Advance under this Agreement is conditioned upon the following:

(i) Representations and Warranties. The Borrower’s representations and warranties set forth in Section 3 above shall be true and correct in all material respects on both the date of the Borrower’s request for any such Revolving Advance and the date that the Lender funds any such Revolving Loan or issues any Letter of Credit;

(ii) Default. There shall exist no Default or Event of Default on both the date of the Borrower’s request for any such Revolving Advance and the date that the Lender funds any such Revolving Advance or issues any Letter of Credit;

(iii) Material Change. There shall not have occurred any Material Adverse Change on both the date of the Borrower’s request for any such Revolving Advance and the date that the Lender funds any such Revolving Advance or issues any Letter of Credit;

(iv) Officer Certificate. If requested by the Lender, the Lender shall have received a certificate signed by an authorized corporate officer of the Borrower as to the foregoing clauses (i) through (iii) above; and

(v) Borrowing Base Certificate. If requested by the Lender, the Lender shall have received (A) a fully completed Borrowing Base Certificate executed by the Borrower’s treasurer or chief financial officer (which certificate evidences borrowing availability under the Loan in the amount of the Revolving Advance requested), and (B) an updated Accounts Receivable aging summary for the Borrower, in form and substance satisfactory to the Lender, which reflects total amounts due from each account debtor and the date upon which each such Account Receivable was created.

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The Borrower’s acceptance of any Revolving Advance shall constitute the Borrower’s representation and warranty to the effect set forth in clauses (i), (ii), and (iii) above.

5. Additional Affirmative Covenants of Borrower. The Borrower covenants and agrees with the Lender that the Borrower shall comply at all times with the following affirmative covenants:

(a) Loan Payments. The Borrower shall pay all amounts due under the Loan at the times and places and in the manner provided by this Agreement and the Note and shall promptly pay when due all other amounts owing to the Lender with respect to fees, expenses, charges and other amounts as required by the Loan Documents.

(b) Use of Loan Proceeds. The Borrower shall use the proceeds of each Revolving Advance in accordance with the terms and conditions of Section 2(c) above.

(c) Perfection. The Borrower shall cooperate with the Lender in the perfection or continued perfection of the Lender’s security interest in the assets of the Borrower created under the Loan Documents and, upon request of the Lender, shall do all things as are necessary or deemed advisable by the Lender to perfect or continue the perfection of such security interest.

(d) Licenses, etc. The Borrower shall: (i) preserve its corporate existence in good standing, (ii) maintain all licenses and franchises necessary or convenient for its business to the extent that the failure to do so could reasonably be expected to result in a Material Adverse Change, (iii) comply with all applicable laws and regulations, (iv) maintain all material property necessary or useful in its business in good working order and repair (ordinary wear and tear excepted), and (v) comply with all funding and other material requirements under ERISA.

(e) Taxes. The Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties or interest would attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any property of the Borrower; provided that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings which serve as a matter of law to stay the enforcement of any remedy of the taxing authority or claimant and as to which the Borrower shall have set aside on its books adequate reserves and notified the Lender in writing of such contest.

(f) Insurance. The Borrower shall (i) keep all inventory, equipment, furnishings, fixtures, and other tangible personal property owned by the Borrower and kept or used for the Borrower’s business fully insured against fire, lightning, and extended coverage perils and

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against such other risks as the Lender may from time to time reasonably require, in an amount equal to the aggregate full insurable value thereof, which insurance shall designate the Lender as lender’s loss payable and additional insured; (ii) maintain a general liability insurance policy covering injury to person or property for its principal place of business and any other locations owned or leased by the Borrower in an amount reasonably satisfactory to the Lender; and (iii) comply with the requirements of the Security Agreements with respect to insurance. The Borrower shall maintain such insurance with responsible and reputable insurance companies or associations having ratings of “A” or better in “Best’s Insurance Reports” and reasonably satisfactory to the Lender and in such amounts and covering such risks as shall be satisfactory to Lender from time to time, but in any event in amounts sufficient to prevent the Borrower from becoming a co-insurer. Each policy of insurance shall provide that the interest of the Lender shall not be affected by any breach or violation by the insured thereunder and shall provide at least thirty (30) days’ written notice to the Lender prior to any cancellations or modifications. If the Borrower fails to maintain the insurance required hereunder, or if any policy is canceled, reduced, or not required, the Lender may, but shall not be obligated to, obtain such insurance, and the cost thereof shall be additional indebtedness of the Borrower to the Lender hereunder.

(g) Collateral Inspections & Audits. The Borrower shall permit the Lender or its agents to inspect and/or audit the Borrower’s business, the Collateral, and all records pertaining thereto at intervals to be determined by the Lender; provided that the Borrower shall not be responsible for the cost of more than one such examination in any calendar year in the absence of a continuing Event of Default. The Borrower shall reimburse the Lender for the costs of any such Collateral inspection.

(h) Records. The Borrower shall at all times keep accurate and complete records of the Collateral in accordance with its historical practices, and the Lender, or any of its agents, shall have the right to call at the Borrower’s place or places of business from time to time at reasonable times and on reasonable prior notice to the Borrower to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to the Borrower’s Accounts Receivable and other Collateral or other transactions, between the parties thereto and the general financial condition of Borrower, provided that the Borrower shall not be responsible for the cost of more than one such examination in any calendar year in the absence of a continuing Event of Default. If the Borrower fails to promptly provide the Lender with copies of such records, the Lender may remove any of such records temporarily for the purpose of having copies made thereof.

(i) Financial Reporting by Borrower. The Borrower shall provide to the Lender the following financial information (collectively, the “Financial Information”):

(i) annually, within one hundred twenty (120) days of the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2013 and continuing for each fiscal year end thereafter, annual financial statements for the Borrower prepared on a consolidated and consolidating basis for Borrower and its Subsidiaries in accordance with GAAP

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and audited by a certified public accountant reasonably acceptable to the Lender, which statements shall include a balance sheet and an income statement and statement of cash flow, and a Covenant Compliance Certificate executed by the Borrower’s treasurer or Chief Financial Officer based upon such financial statements;

(ii) quarterly, within sixty (60) days of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2013 and continuing for each fiscal quarter end thereafter, quarterly management prepared financial statements for the Borrower, which statements shall include a balance sheet as of such quarter end and a year-to-date income statement and statement of cash flow and Covenant Compliance Certificate executed by the Borrower’s treasurer or Chief Financial Officer;

(iii) monthly at any time that Borrower has outstanding Revolving Advances, within fifteen (15) days after the end of each calendar month, commencing with the first calendar month ending after the date hereof and continuing for each month end thereafter, (A) a fully completed Borrowing Base Certificate executed by the Borrower’s treasurer or Chief Financial Officer; and (B) an updated Accounts Receivable aging summary for the Borrower, in form and substance satisfactory to the Lender, which reflects total amounts due from each account debtor and the date upon which each such Account Receivable was created; and

(iv) such other financial information regarding the Borrower or the Collateral as the Lender may reasonably request from time to time.

(j) Operating Accounts. The Borrower shall maintain all of its principal deposit accounts with the Lender and shall enter into cash management services with the Lender on terms and conditions acceptable to the Lender; provided that the Borrower may also maintain the Permitted Investments.

(k) Lender’s Costs and Expenses. The Borrower shall pay on demand all costs and expenses (including, without limitation, reasonable legal fees and expenses) of the Lender in connection with the preparation, execution, and delivery of the Loan Documents and any amendments or modifications of any of the Loan Documents, and in connection with the examination, review, or administration of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel and independent public accountants) incurred by the Lender in connection with interpreting, administering, preserving, enforcing, or exercising any rights or remedies under the Loan Documents, all whether or not legal action is instituted.

(l) Indemnification. The Borrower shall indemnify the Lender, its officers, directors, employees, agents, and affiliates (collectively, the “Indemnified Parties”) and hold the Indemnified Parties harmless against any claim or cause of action arising out of or in connection with the Loan, unless such claim or cause of action was caused by the gross negligence, bad faith, or willful misconduct of any of the Indemnified Parties.

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(m) Notices. The Borrower shall immediately notify the Lender in writing of:

(i) the occurrence of any Default or Event of Default;

(ii) the occurrence of any default or event of default with respect to any Indebtedness in excess of $250,000;

(iii) the occurrence of any Material Adverse Change;

(iv) any change in the location of any place of business of the Borrower or the location of any Collateral, or the establishment of any new place of business, new location of Collateral, or new office where its records are kept;

(v) the institution or commencement of any action, suit, proceeding or investigation against or affecting the Borrower or any of the Collateral;

(vi) the entrance or issuance of any judgment, award, decree, order or determination relating to the Borrower or any of the Collateral;

(vii) the imposition or creation of any Lien affecting any of the Collateral, except Permitted Liens; and

(viii) any known release or threat of release of hazardous or toxic chemicals, materials or oil from any site owned or operated by the Borrower or any of its affiliates or the incurrence of any expense or loss in connection therewith or upon the Borrower’s obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the containment or removal of any hazardous or toxic chemical, material or oil for which expense or loss the Borrower or any of its affiliates may be liable or potentially responsible.

(n) Other Information. The Borrower shall provide the Lender with such other information as the Lender may from time to time reasonably request.

6. Additional Negative Covenants of Borrower. The Borrower covenants and agrees with the Lender that the Borrower shall comply at all times with the following negative covenants:

(a) Change of Location or Organization. Without at least forty-five (45) days prior written notice to Lender in each of the following cases, the Borrower shall not (i) change its corporate name, its places of business, its chief executive office, or its mailing address, (ii) change its type of organization, jurisdiction of organization, or other legal structure, or (iii) materially modify or amend its articles of organization or by-laws. The Borrower shall provide to the Lender a copy of any amendments to its articles of organization or by-laws.

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(b) Merger, Consolidations, or Sales. The Borrower shall not merge or consolidate with or into any Person, shall not acquire all or substantially all of the assets of any other Person, other than Permitted Acquisitions, and shall not directly or indirectly own or create any Subsidiary, in each case, without the prior written consent of Lender which may be given or withheld in Lender’s discretion. As a condition to Lender’s consent to an Acquisition or to the creation of a Subsidiary by Borrower, Lender may require, among other things that such Subsidiary become a guarantor of the Obligations or a Borrower under this Agreement and that such Subsidiary grant to Lender a first priority security interest in all of its personal property and other assets as security for the Obligations. Also, there shall be no change of ownership of the Borrower of more than forty (40.0%) percent from present ownership, material change of senior management of the Borrower, or change in the business purpose of the Borrower, in each case, without the prior written consent of Lender.

(c) Disposition of Collateral. Without the prior written consent of the Lender, the Borrower shall not sell, assign, exchange or otherwise dispose of any of the Collateral, other than Collateral consisting of (i) scrap, waste, defective goods and the like; (ii) obsolete goods; and (iii) equipment which is no longer required or deemed necessary for the conduct of the Borrower’s business, so long as the Borrower receives therefor a sum substantially equal to such equipment’s fair value.

(d) Indebtedness. Without the prior written consent of the Lender, the Borrower shall not incur or become liable for any Indebtedness except Permitted Indebtedness.

(e) Liens. Without the prior written consent of the Lender, the Borrower shall not create, permit to be created, or suffer to exist any Lien upon any of the Collateral except for Permitted Liens. The Borrower shall not enter into any agreement with any Person (other than the Lender) which restricts or prohibits the Borrower from incurring or permitting to exist any Lien on all or any portion of the Borrower’s assets.

(f) Loans & Advances. Without the prior written consent of the Lender, the Borrower shall not make any loans or advances to any Person except (i) endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (ii) customary advances for reimbursable employee business expenses in the ordinary course of business, and (iii) loans and/or advances to its Subsidiaries which are not party to this Agreement but not in excess of $750,000.00 in the aggregate outstanding at any time.

(g) Investments. Without the prior written consent of the Lender, the Borrower shall not make any investments in securities or obligations of another Person except Permitted Investments.

(h) Restricted Payments. Borrower shall be permitted to make Distributions to its shareholders provided that (i) no Event of Default has occurred at the time of making any such

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Distributions or would occur as a result of Borrower’s making of such Distributions, and (ii) the making of any such Distributions would not cause the Borrower to fail to maintain compliance with the financial covenants set forth in this Agreement or with any other financial covenant from time to time imposed upon the Borrower under the Loan Documents (the Borrower hereby agreeing to test such financial covenants on a pro forma basis, as applicable, prior to making any such Distributions to ensure compliance therewith).

(i) Transactions with Affiliates. Without the prior written consent of the Lender, the Borrower shall not enter into any lease or other transaction related to its business purposes and activities with any director, officer, shareholder, affiliate, or Subsidiary of the Borrower on terms any less favorable than those which might be obtained at the time from a Person who is not such a director, officer, shareholder, affiliate, or Subsidiary.

(j) Minimum Interest Coverage. The Borrower shall not permit its Interest Coverage ratio to be less than 5.0 to 1.0 for the trailing twelve month period ending on any quarter end commencing September 30, 2013 and continuing on each fiscal quarter end thereafter.

(k) Leverage. The Borrower shall not permit its Leverage Ratio to be greater than 2.50 to 1.0, such covenant to be tested quarterly by the Lender based upon the Financial Information commencing with the fiscal quarter ending on September 30, 2013 and continuing on each fiscal quarter end thereafter.

(l) No Assignment. The Borrower shall not assign this Agreement, any of the other Loan Documents without the prior written consent of the Lender.

7. Events of Default; Remedies.

(a) Events of Default. The occurrence of any of the following events set forth in this Section 7(a) shall constitute an “Event of Default” under this Agreement.

(i) The Borrower (A) fails to make any payment of principal or interest due under the Loan when due, or (B) fails to make payment of any fees, expenses, or other amounts due to the Lender under the Loan Documents within ten (10) days of when due, or (C) after notice from the Lender fails to immediately repay the Aggregate Revolving Advances in part from time to time in such principal amounts as may be necessary to ensure that the amount of the Aggregate Revolving Advances at no time exceeds the Maximum Revolving Credit; or

(ii) Any material representation or warranty of the Borrower contained herein or in any of the other Loan Documents shall at any time prove to have been incorrect in any material respect when made, or any representation or warranty made by the Borrower in connection with the execution and delivery of this Agreement, the other Loan Documents, or any other instrument, document, certificate or statement executed and delivered in connection with the Loan shall at any time prove to have been incorrect in any material respect when made; or

Loan Agreement	Page 25

(iii) Except as is specifically addressed in Sections 7(a)(i) and (ii) above and the remaining subsections of 7(a) below, the Borrower shall default in the performance of any other term, covenant, or agreement contained in this Agreement or in any of the other Loan Documents, and such default continues uncured for thirty (30) days after notice thereof shall have been given by the Lender to the Borrower; provided, however, that there shall be no grace period for failure to comply with the financial covenants set forth in Sections 6(j) and 6(k) above or for any default which the Lender, in its reasonable discretion, deems not susceptible to cure; or

(iv) Any default shall exist and remain unwaived or uncured with respect to any other Indebtedness of the Borrower owed to the Lender (in excess of $250,000), or any of the foregoing Indebtedness owed to the Lender shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the Lender; or

(v) Any default shall exist and remain unwaived or uncured with respect to any material Indebtedness owed by the Borrower to any other creditor of the Borrower (including, without limitation, any Permitted Indebtedness), or any of the foregoing Indebtedness shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

(vi) (A) The Borrower shall: (1) admit in writing its inability to pay its debts generally as they become due; (2) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (3) make an assignment for the benefit of creditors; (4) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (5) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the federal bankruptcy laws or any other applicable law; or (B) (1) a court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver, liquidator or trustee of the Borrower, or of the whole or any part of the property or assets of the Borrower and such order, judgment or decree shall remain unvacated, or not set aside, or unstayed for ninety (90) days, or (2) a petition shall be filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the federal bankruptcy laws or any other applicable law and such petition shall remain undismissed for ninety (90) days, or (3) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Borrower or of the whole or any part of its property or assets and such custody or control shall remain unterminated or unstayed for 90 days; or (C) an order shall be entered in any proceeding by or against the Borrower decreeing the

Loan Agreement	Page 26

dissolution of Borrower or the winding up of its affairs, an attachment or execution is levied against any portion of the property of the Borrower and is not discharged within ninety (90) days; or

(vii) (A) any writ, attachment, execution or similar process in an amount in excess of ($250,000) shall be issued or levied against the Borrower or any of its property, and such writ, attachment, execution or similar process shall not be paid, released, vacated or fully bonded within thirty (30) days after its issue or levy; or (B) any writ of attachment or trustee process shall be served upon the Lender relating to goods, effects or credits of the Borrower in the possession of or maintained with the Lender; or

(viii) As applicable, the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure), or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary), and there shall result from such termination proceedings a liability of the Borrower to the PBGC, which, in the reasonable opinion of the Lender, may result in a Material Adverse Change; or

(ix) The Borrower shall suffer any Material Adverse Change, as reasonably determined by the Lender; or

(x) There shall be entered against the Borrower any final judgment not covered by insurance which, singly or with any other final judgment or judgments not covered by insurance then remaining unpaid, exceeds $250,000.00; or

(xi) There shall be entered against the Borrower any court order which enjoins, restrains or in any way prevents it from conducting all or any part of its business activities or materially interferes with the ownership, use or occupation of any if its assets.

For purposes of clause (x) above, a loss or liability shall not be deemed to be “not covered by insurance,” notwithstanding that the insurer has not paid the claim, if a claim has been submitted in writing and the Borrower reasonably believes that it is covered by the relevant insurance, provided that any claim not paid or agreed to be covered by the insurer within ninety (90) days after it is submitted shall be deemed to be not covered by insurance.

(b) Rights and Remedies on Default. Upon the occurrence of any Event of Default and at any time thereafter, in addition to any other rights and remedies available to the Lender under this Agreement or otherwise, the Lender may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

(i) Declare the entire unpaid principal amount of the Loan then outstanding, all interest accrued and unpaid thereon, all other amounts payable under this Agreement and the other Loan Documents, and all other Indebtedness of the Borrower to the Lender to be forthwith

Loan Agreement	Page 27

due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

(ii) Terminate borrowing availability under the Loan without notice.

(iii) Enforce the provisions of this Agreement or the other Loan Documents by legal proceedings for the specific performance of any covenant or agreement contained herein or therein or for the enforcement of any other appropriate legal or equitable remedy, and the Lender may recover damages caused by any breach by the Borrower of the provisions of this Agreement or the other Loan Documents, including court costs, reasonable attorneys’ fees and other costs and expenses incurred in the enforcement of the Obligations of the Borrower under this Agreement.

(iv) Exercise all rights and remedies under this Agreement and the other Loan Documents and any other agreement with the Lender and exercise all other rights and remedies which the Lender may have under applicable law.

(c) Set-off. In addition to any rights now or hereafter granted under the Loan Documents and under applicable law and not by way of limitation of any such rights, the Lender is hereby authorized at any time after the occurrence of an Event of Default, without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to the Lender under this Agreement or otherwise, irrespective of whether or not the Lender shall have made any demand under this Agreement and although said Obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. The Borrower grants to the Lender a security interest with respect to all of its deposits and securities or other property in the possession of the Lender from time to time, and, upon the occurrence of any Event of Default the Lender may exercise all rights and remedies of a secured party under the Uniform Commercial Code with respect thereto.

8. Miscellaneous Provisions.

(a) Assignment. This Agreement shall inure to the benefit of and be binding upon the parties’ respective successors and assigns, provided that the Borrower may not assign any rights or Obligations under this Agreement without the prior written consent of the Lender. The Lender may assign this Agreement and the other Loan Documents and may grant to other financial institutions participations in loans under this Agreement.

(b) Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior correspondence or agreements relating thereto.

Loan Agreement	Page 28

(c) Section Headings. The headings herein are for convenience of reference only and shall not affect the interpretation hereof.

(d) Amendment and Waiver. No provision of this Agreement or the other Loan Documents may be amended or waived except by a written instrument signed by the party or parties to be charged. No failure or delay by the Lender in exercising any right, power or privilege under this Agreement or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other right, power or privilege.

(e) Cumulative Remedies. The rights and remedies provided in the Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

(f) Severability. If any provision in the Loan Documents is prohibited or unenforceable in any jurisdiction, the same shall not affect the remaining provisions of the Loan Documents or affect the validity or enforceability of such provision in any other jurisdiction.

(g) Term of Agreement. This Agreement shall remain in effect as long as there remains outstanding any amount under the Loan or the Lender continues to have any obligation to extend credit hereunder.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall take effect as a sealed instrument.

(i) Jurisdiction. The Borrower irrevocably submits to the jurisdiction of any Massachusetts court or any federal court sitting within the Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

(j) Waiver Of Jury Trial. THE LENDER AND THE BORROWER AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE LENDER AND THE BORROWER AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE LENDER NOR THE BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Loan Agreement	Page 29

(k) Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing by delivering the same in person to the intended addressee, by overnight courier service with guaranteed next day delivery or by certified United States Mail, postage prepaid, sent to the intended addressee at the applicable address set forth on Page 1 hereof or to such different address as either Borrower or Lender shall have designated by written notice to the other sent in accordance herewith. Such notices shall be deemed given when received or, if earlier, in the case of delivery by courier service with guaranteed next day delivery, the next day or the day designated for delivery, or in the case of delivery by certified United States Mail, two days after deposit therein.

(l) Form of Payments. Any payments made by the Borrower under the Loan Documents, whether such payment is a payment of principal, interest, fees, charges, or other amounts, shall be made in coin and currency of the United States of America which is legal tender for the payment of public and private debts, in immediately available funds, to the Lender at the Lender’s address set forth herein or at such other address as the Lender may from time to time designate in writing.

(m) Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

[Signatures to this Agreement appear on the following page 31.]

Loan Agreement	Page 30

EXECUTED under seal as of the date first above written.

LENDER:

RBS Citizens, N.A.

/s/ Haider Syed	By:	/s/ James Tzouvelis
Witness	Name:	James Tzouvelis
	Title:	SVP

Loan Agreement	Page 31

EXECUTED under seal as of the date first above written.

BORROWER:
Edgewater Technology, Inc.

/s/ Timothy R. Oakes	By:	/s/ Shirley Singleton
Witness	Name:	Shirley Singleton
	Title:	President & CEO

Edgewater Technology (Delaware), Inc.

/s/ Timothy R. Oakes	By:	/s/ Shirley Singleton
Witness	Name:	Shirley Singleton
	Title:	President

Edgewater Technology Securities Corporation

/s/ Timothy R. Oakes	By:	/s/ Shirley Singleton
Witness	Name:	Shirley Singleton
	Title:	President

Edgewater Technology-Ranzal, Inc.

/s/ Timothy R. Oakes	By:	/s/ Shirley Singleton
Witness	Name:	Shirley Singleton
	Title:	Director

Fullscope, Inc.

/s/ Timothy R. Oakes	By:	/s/ Shirley Singleton
Witness	Name:	Shirley Singleton
	Title:	Director

RedKlay Web Solutions-US, Inc.

/s/ Timothy R. Oakes	By:	/s/ Shirley Singleton
Witness	Name:	Shirley Singleton
	Title:	Director

Loan Agreement	Page 32

EXHIBIT A

BORROWING BASE CERTIFICATE

See attached.

Loan Agreement	Page 33

SCHEDULE 1

Borrower and Subsidiaries

Borrower (and agent Borrower)

Edgewater Technology, Inc.
Tax ID No.	70-0788538
Address:	200 Harvard Mill Square, Suite 210
Wakefield, MA 01880

Subsidiaries

Edgewater Technology (Delaware), Inc., a Delaware corporation
Tax ID No.	04-3206861
Address:	200 Harvard Mill Square, Suite 210
Wakefield, MA 01880

Edgewater Technology Securities Corporation, a Massachusetts corporation
TAX ID No.	41-2071086
Address:	200 Harvard Mill Square, Suite 210
Wakefield, MA 01880

Edgewater Technology-Ranzal, Inc., a Delaware corporation
Tax ID No.	20-1652835
Address:	200 Harvard Mill Square, Suite 210
Wakefield, MA 01880

Fullscope, Inc., a Delaware corporation
Tax ID No.	38-3479107
Address:	200 Harvard Mill Square, Suite 210
Wakefield, MA 01880

RedKlay Web Solutions-US, Inc., an Alabama corporation
Tax ID No.	72-1345612
Address:	200 Harvard Mill Square, Suite 210
Wakefield, MA 01880

NOTE: Edgewater Solutions Canada, Inc., a Canadian corporation is not a party to this Agreement and is not included within the term “Borrower”.

Loan Agreement	Page 34

SCHEDULE 6(d)

EXISTING INDEBTEDNESS

Creditor:	Current Amount Owed:

Loan Agreement	Page 35

	To: RBS Citizens,N.A.	Previously Emailed/Faxed: ☐ Yes ☐ No				BORROWING BASE CERTIFICATE
	Company Name: <<Company Name>>		Date:	___/___/___		BBC# Period Covered:		___/___/___		Bank Use Only

1.	Accounts Receivable Balance								$0

	Ineligible Accounts Receivable (boxes not checked represent variance(s) from bank standard(s))
☑	Over 90 Inv/Over 60 DPD	$0	☑ Datings/ Futures		$0	☑ Bonded Accounts	$0

☑	90/60 Day Credit	$0	☑ Finance Charges		$0	☑ Government Accounts	$0

☑	Foreign w/o Insurance	$0	☑ Taint Factor	50%	$0	☑ Retainage	$0

☑	Contra Accounts	$0	☑ Bill and Hold Accounts		$0	☑ Guaranteed Sales	$0

☑	Interco/Employee/Related	$0	☑ Debtor Limits>	25%	$0	☑ Customer Deposits	$0

☑	Warranty Reserve	$0	☑ Consignment Accounts		$0	☑ Static Reserve/Other items	$0

☑	Prebillings	$0	☑ Progress Payments		$0	☑ Other	$0

2.	Total Ineligible Accounts Receivable								$0

3.	Eligible Accounts Receivables (item 1 minus item 2)								$0

4.	Eligible Accounts Receivable Available					(Enter % A/R Advance Rate)	0.00%		$0

5.	Inventory as of date: ____/___/____					(a) Raw Materials:	$0

	Ineligible Inventory (boxes not checked represent variance(s) from Bank standards)
☑	Supplies/packaging	$0	☑ Obsolete/Slow Moving		$0	☑ Other	$0

☑	Outside at Processors	$0	☑ Other		$0	☑ Other	$0

	Total Ineligible Raw Materials Inventory								$0

	5a(i). RM Eligible Inventory Avail (Lesser of the % of item 5a that is:				0.00%	or inventory cap of:	$0)		$0

						(b) Finished Goods:	$0

	Ineligible Inventory (boxes not checked represent variance(s) from Bank standards)
☑	Consigned Inventory	$0	☑ Obsolete/Slow Moving		$0	☑ Work-In-Process	$0

☑	Foreign Inventory	$0	☑ Packaging		$0	☑ Perishables	$0

☑	In-Transit Inventory	$0	☑ Samples & Supplies		$0	☑ Other	$0

	Total Ineligible Finished Goods inventory								$0

	5b(i). FG Eligible Inventory Avail (Lesser of the % of item 5b that is:				0.00%	or inventory cap of:	$0)		$0

6.	Total Eligible Inventory Available								$0

7.	Other Available*	Net Eligible Other Collateral			$0	advance rate:	0.00%

		Net Eligible Other Collateral			$0	advance rate:	0.00%		$0

8.	Borrowing Base Reserves(boxes checked represent additional established reserves)
☑	Other	$0	☑ Other Margined Indebtedness		$0	Minimum Availability	$0

☑	Dilution 0.00%	$0	☑ Derivatives (incl Swaps)		$0

	Total General Borrowing Base Reserves								$0

9.	Overadvance Facility (if applicable)								$0

10.	Total Gross Availability Before Credit Line Consideration:								$0

11.	Total Gross Availability (lesser of item 10 or Credit Line of:						$0)		$0

12.	LOAN BALANCE								$0

13.	Letters of Credit/ Bankers Acceptance Holdback								$0

14.	Total Outstanding (item 12 plus item 13)								$0

15.	Maximum Borrowing Limit (Lesser of item 11 or Line Commitment)								$0

16.	Net Availability/Collateral excess or Shortfall (item 15 minus item 14)								$0

*Explain

The undersigned has executed and delivered a credit agreement and related loan documents (collectively the "Loan Documents") pursuant to which the Bank has agreed to extend credit to the undersigned in accordance with the terms set forth in the Loan Documents including, without limitation, a requirement that an officer of the undersigned execute and deliver to the Bank this Certificate from time to time. Terms used in this Certificate shall have the same meaning as ascribed thereto in the Loan Documents. For purposes of inducing the Bank to extend credit to the undersigned pursuant to the terms of the Loan Documents, the duly authorized officer of the undersigned hereby certifies that the information in this Certificate: (1) is true and correct in all material respects, (2) presents fairly and accurately the financial condition of the undersigned, (3) does not omit any information which would, if disclosed, materially alter the presentation of the undersigned's financial condition contained herein, and (4) does not include any assets of the undersigned other than assets which are eligible to be included as collateral in accordance with the terms of the Loan Documents.

The officer of the undersigned further represents and warrants to the Bank that: (1) all representations warranties contained in the Loan Documents continue to be true as if made as of the date of this Certificate (except for representations made as of a specific time, (2) there exists no default under the Loan Documents or any event which the passage of time would become a default, and (3) the undersigned has no offs sets, set offs or other claims against the Bank, and to the extent it may have any, it hereby waives the same.

Prepared by:	Company Name:

Date:	Authorized Signature:
Authorized Name: